Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
by and between
CAPITAL BANK FINANCIAL CORP.
and
COMMUNITYONE BANCORP
_____________________
Dated as of November 22, 2015

TABLE OF CONTENTS
ARTICLE I

 THE MERGER

ARTICLE II

EXCHANGE OF SHARES
ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF COMPANY

i

3.15	Risk Management Instruments	25
3.16	Environmental Matters	26
3.17	Investment Securities and Commodities	26
3.18	Real Property	26
3.19	Intellectual Property	27
3.20	Related Party Transactions	28
3.21	State Takeover Laws	28
3.22	Reorganization	28
3.23	Opinion	28
3.24	Company Information	28
3.25	Loan Portfolio	29
3.26	Insurance	30
3.27	No Other Representations or Warranties	30

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF PARENT

ARTICLE V

 COVENANTS RELATING TO CONDUCT OF BUSINESS

		Page
5.1	Conduct of Business of the Company and Parent Prior to the Effective Time	42
5.2	Company Forbearances	42
5.3	Parent Forbearances	45

ARTICLE VI

 ADDITIONAL AGREEMENTS

ARTICLE VII

 CONDITIONS PRECEDENT

		Page
7.1	Conditions to Each Party's Obligation to Effect the Merger	58
7.2	Conditions to Obligations of Parent	58
7.3	Conditions to Obligations of the Company	59

ARTICLE VIII

 TERMINATION AND AMENDMENT

		Page
8.1	Termination	60
8.2	Effect of Termination	62

ARTICLE IX

 GENERAL PROVISIONS

		Page
9.1	Nonsurvival of Representations, Warranties and Agreements	63
9.2	Amendment	64
9.3	Extension; Waiver	64
9.4	Expenses	64

INDEX OF DEFINED TERMS
Page
Acquisition Proposal	55
affiliate	66
Agreement	1
Assumed Option	4
Bank Merger	5
Bank Merger Agreement	5
Bank Merger Certificates	5
BHC Act	11
business day	65
Cash Consideration	2
Cash Conversion Number	5
Cash Election	2
Cash Election Number	6
Cash Election Shares	2
Certificates of Merger	2
Chosen Courts	66
Closing	1
Closing Date	1
Code	1
Company	1
Company 401(k) Plan	52
Company Articles	12
Company Bank	5
Company Benefit Plans	20
Company Bylaws	12
Company Common Stock	2
Company Contract	25
Company Disclosure Schedule	11
Company Equity Awards	4
Company Indemnified Parties	52
Company Insiders	56
Company Leased Properties	27
Company Meeting	49
Company Owned Properties	27
Company Qualified Plans	21
Company Real Property	27
Company Regulatory Agreement	25
Company Restricted Stock Award	4
Company Risk Management Instruments	25
Company SEC Reports	16
Company Stock Option	4
Company Stock Plans	5
Company Subsidiary	12

v

Confidentiality Agreement	49
Controlled Group Liability	21
Delaware Secretary	2
DGCL	1
Effective Time	2
Election	7
Election Deadline	7
Election Period	7
Enforceability Exceptions	14
Environmental Laws	26
ERISA	20
ERISA Affiliate	22
Exception Shares	2
Exchange Act	15
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	3
FDIC	12
Federal Reserve Board	15
FINRA	15
Form of Election	7
GAAP	12
Governmental Entity	15
Holder	7
HSR Act	15
Intellectual Property	27
IRS	19
Joint Proxy Statement	15
knowledge	65
Liens	14
Loans	29
Made available	66
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	48
Merger	1
Merger Consideration	3
Multiemployer Plan	21
Multiple Employer Plan	21
Nasdaq	10
NCBCA	1
New Certificates	3
New Plans	51
Non-Election Shares	2
North Carolina Secretary	2
Old Certificate	3
Parent	1

Parent 401(k) Plan	52
Parent Articles	5
Parent Bank	5
Parent Benefit Plans	39
Parent Bylaws	5
Parent Class B Common Stock	3
Parent Common Stock	31
Parent Contract	38
Parent Disclosure Schedule	30
Parent Meeting	49
Parent Qualified Plans	39
Parent Regulatory Agreement	40
Parent Risk Management Instruments	41
Parent SEC Reports	34
Parent Share Closing Price	10
Parent Stock Plans	32
Parent Subsidiary	31
PBGC	21
Per Share Cash Consideration	3
Permitted Encumbrances	27
person	66
Premium Cap	53
Regulatory Agencies	16
Representatives	54
Requisite Company Vote	14
Requisite Parent Vote	33
Requisite Regulatory Approvals	58
S‑4	15
Sarbanes-Oxley Act	16
SEC	15
Securities Act	16
Shortfall Number	6
SRO	15
Stock Consideration	2
Stock Election	2
Stock Election Shares	2
Subsidiary	12
Surviving Corporation	1
Takeover Statutes	28
Tax	20
Tax Return	20
Taxes	20
Termination Date	61
Termination Fee	62

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of November 22, 2015 (this "Agreement"), by and between Capital Bank Financial Corp., a Delaware corporation ("Parent"), and CommunityOne Bancorp, a North Carolina corporation (the "Company").
W I T N E S S E T H:
WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the "Merger"), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger;
WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

 THE MERGER
1.1            The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the North Carolina Business Corporation Act (the "NCBCA"), at the Effective Time, the Company shall merge with and into Parent.  Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.
1.2            Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company.  The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

1.3            Effective Time.  Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and the Company, respectively, shall cause to be filed a certificate of merger with the Secretary of State of the State of Delaware (the "Delaware Secretary") and a certificate  of merger with the Secretary of State of the State of North Carolina (the "North Carolina Secretary") (collectively, the "Certificates of Merger").  The Merger shall become effective as of the date and time specified in the Certificates of Merger (such date and time, the "Effective Time").
1.4            Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and the NCBCA.
1.5            Conversion of Company Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:
(a)            Subject to Section 2.4(e), each share of the common stock, without par value, of the Company issued and outstanding immediately prior to the Effective Time (the "Company Common Stock"), except for shares of Company Common Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case other than shares of Company Common Stock (i) held in any Company Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) shares held, directly or indirectly, in respect of a debts previously contracted (collectively, the "Exception Shares")), shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest:
(i)
For each share of Company Common Stock with respect to which an election to receive cash  (a "Cash Election")has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the "Cash Election Shares"), an amount in cash equal to the Per Share Cash Consideration (the "Cash Consideration");

(ii)
For each share of Company Common Stock with respect to which an election to receive Parent Common Stock (a "Stock Election") has been effectively made and not revoked or deemed revoked pursuant to Section 2.2 (collectively, the "Stock Election Shares"), a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the "Stock Consideration"); it being understood that upon the Effective Time, pursuant to Section 1.6, the Parent Common Stock, including the shares issued to former holders of Company Common Stock as Merger Consideration, shall be the common stock of the Surviving Corporation; and

(iii)
For each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked pursuant to Section 2.2 (collectively, the "Non-Election Shares"), the right to receive such Stock Consideration or Cash Consideration as is determined in accordance with Section 2.1.

(b)            For purposes of this Agreement, the following terms shall have the following meanings:
(i)	The "Exchange Ratio" means 0.4300.
(ii)	The "Per Share Cash Consideration" means $14.25.
(iii)	The "Merger Consideration" means the Cash Consideration and/or Stock Consideration described in Section 1.5(a), as applicable.
(c)            All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an "Old Certificate," it being understood that any reference herein to "Old Certificate" shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.5(a), 2.1 and 2.2, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.4(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4.  Old Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Parent's option, evidence of shares in book-entry form (collectively referred to herein as "New Certificates"), representing the Stock Consideration (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) or the Cash Consideration, as applicable, upon the surrender of such Old Certificates in accordance with Section 2.4, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to each of the Per Share Cash Consideration and the Exchange Ratio to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.
(d)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.
1.6            Parent Common Stock.  At and after the Effective Time, each share of Parent Common Stock and each share of the Class B non-voting common stock, par value $0.01 per share, of Parent (the "Parent Class B Common Stock") issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.7            Treatment of Company Equity Awards.

(a)            At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under a Company Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a "Company Stock Option") shall fully vest and shall be assumed by Parent and converted into a stock option (each, an "Assumed Option") exercisable for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Common Stock of such Company Stock Option divided by (B) the Exchange Ratio.  Except as otherwise provided in this Section 1.7(a), each Assumed Option assumed and converted pursuant to this Section 1.7(a) shall continue to have, and shall be subject to, the same terms and conditions as applied to the corresponding Company Stock Option immediately prior to the Effective Time.

(b)            At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a "Company Restricted Stock Award" and, together with the Company Stock Options, the "Company Equity Awards") shall fully vest and shall be cancelled and converted automatically into the right to receive the Stock Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award.  The Surviving Corporation shall issue the consideration described in this Section 1.7(b), less applicable tax withholdings, within five (5) business days following the Closing Date.

(c)            At or prior to the Effective Time, the Company, the Board of Directors of the Company and its compensation committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.7.

(d)            At the Effective Time, Parent shall assume all the obligations of the Company under the applicable Company Stock Plans, each outstanding Assumed Option, and the award agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each such Company Stock Plan shall be adjusted to reflect shares of Parent Common Stock in accordance with the provisions of the applicable Company Stock Plan.
(e)            Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Assumed Options in accordance with this Section 1.7(a).  As soon as reasonably practicable after the Effective Time, Parent shall file a post-effective amendment to the Form S-4 or registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to Assumed Options.

(f)            For purposes of this Agreement, the following terms shall have the following meanings:
(i)	"Company Stock Plans" means the FNB United Corp. Amended and Restated 2012 Incentive Plan, and the FNB United Corp. 2003 Stock Incentive Plan.
1.8            Articles of Incorporation of Surviving Corporation.  At the Effective Time, the Articles of Incorporation of Parent, as amended (the "Parent Articles"), as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.
1.9            Bylaws of the Surviving Corporation.  At the Effective Time, the Amended and Restated Bylaws of Parent (the "Parent Bylaws"), as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.
1.10            Tax Consequences.  It is intended that the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.
1.11            Bank Merger.  Immediately following the Merger, CommunityOne Bank, N.A. ("Company Bank"), a national banking association and a wholly owned Subsidiary of the Company, will merge (the "Bank Merger") with and into Capital Bank ("Parent Bank"), a North Carolina-chartered commercial bank and a wholly owned Subsidiary of Parent, pursuant to an agreement and plan of merger to be agreed upon by Parent and the Company, which agreement shall be in form and substance customary for mergers similar to the Bank Merger (the "Bank Merger Agreement").  Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease.  The parties agree that the Bank Merger shall become effective immediately after the Effective Time.  Prior to the Effective Time, the Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective ("Bank Merger Certificates") immediately following the Effective Time.
ARTICLE II

EXCHANGE OF SHARES
2.1            Proration.
(a)            Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock to be entitled to receive the Cash Consideration pursuant to Section 1.5(a) shall be equal to the product (rounded down to the nearest whole share) of (i) 0.15 and (ii) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding the shares of Company Common Stock to be cancelled as provided in Section 1.5(d)) (the "Cash Conversion Number").  All other shares of Company Common Stock (excluding the shares of Company Common Stock to be cancelled as provided in Section 1.5(d)) shall be converted into the right to receive the Stock Consideration.
(b)            Promptly (and in any event no later than five (5) business days) after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among holders of Company Common Stock of rights to receive the Cash Consideration and the Stock Consideration as follows:
(i)
If the aggregate number of shares of Company Common Stock with respect to which Cash Elections shall have been made (the "Cash Election Number") exceeds the Cash Conversion Number, then all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and Cash Election Shares of each holder thereof will be converted into the right to receive the Cash Consideration in respect of that number of Cash Election Shares equal to the product obtained by multiplying (A) the number of Cash Election Shares held by such holder by (B) a fraction, the numerator of which is the Cash Conversion Number and the denominator of which is the Cash Election Number (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Cash Election Shares shall be rounded up or down), with the remaining number of such holder's Cash Election Shares being converted into the right to receive the Stock Consideration; and

(ii)
If the Cash Election Number is less than the Cash Conversion Number (the amount by which the Cash Conversion Number exceeds the Cash Election Number being referred to herein as the "Shortfall Number"), then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and the Non-Election Shares and Stock Election Shares shall be treated in the following manner:

(A)
If the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Stock Election Shares shall be converted into the right to receive the Stock Consideration, and the Non-Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Non-Election Shares equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Non-Election Shares shall be rounded up or down), with the remaining number of such holder's Non-Election Shares being converted into the right to receive the Stock Consideration; or

(B)
If the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and Stock Election Shares of each holder thereof shall be converted into the right to receive the Cash Consideration in respect of that number of Stock Election Shares equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which the Shortfall Number exceeds the total number of Non-Election Shares, and the denominator of which is the total number of Stock Election Shares (with the Exchange Agent to determine, consistent with Section 2.1(a), whether fractions of Stock Election Shares shall be rounded up or down), with the remaining number of such holder's Stock Election Shares being converted into the right to receive the Stock Consideration.

2.2            Election Procedures.  Each holder of record of shares of Company Common Stock to be converted into the right to receive the Cash Consideration and/or the Stock Consideration in accordance with, and subject to, Sections 1.6 and 2.1 (a "Holder") shall have the right, subject to the limitations set forth in this Article II, to submit an election in accordance with the following procedures:
(a)            Each Holder may specify in a request made in accordance with the provisions of this Section 2.2 (herein called an "Election") (i) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Stock Election and (ii) the number of shares of Company Common Stock owned by such Holder with respect to which such Holder desires to make a Cash Election.
(b)            Parent shall prepare a form reasonably acceptable to the Company, including appropriate and customary transmittal materials in such form as prepared by Parent and reasonably acceptable to the Company (the "Form of Election"), so as to permit Holders to exercise their right to make an Election.
(c)            Parent (i) shall initially make available and mail the Form of Election not less than twenty (20) business days prior to the anticipated Election Deadline to Holders of record as of the business day prior to such mailing date, and (ii) following such mailing date, shall use all reasonable efforts to make available as promptly as possible a Form of Election to any stockholder who requests such Form of Election prior to the Election Deadline.  The time period between such mailing date and the Election Deadline is referred to herein as the "Election Period".
(d)            Any Election shall have been made properly only if the Exchange Agent shall have received, during the Election Period, a Form of Election properly completed and signed (including duly executed transmittal materials included in the Form of Election) and accompanied by any Old Certificates representing all certificated shares to which such Form of Election relates or by an appropriate customary guarantee of delivery of such Old Certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States.  As used herein, unless otherwise agreed in advance by the parties, "Election Deadline" means 5:00 p.m. local time (in the city in which the principal office of the Exchange Agent is located) on the date which the parties shall agree is as near as practicable to two (2) business days preceding the Closing Date.  The Parties shall cooperate to issue a press release reasonably satisfactory to each of them announcing the date of the Election Deadline not more than fifteen (15) business days before, and at least five (5) business days prior to, the Election Deadline.

(e)            Any Holder may, at any time during the Election Period, change or revoke his or her Election by written notice to the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election.  If any Election is not properly made with respect to any shares of Company Common Stock (none of Parent, the Company nor the Exchange Agent being under any duty to notify any Holder of any such defect), such Election shall be deemed to be not in effect, and the shares of Company Common Stock covered by such Election shall, for purposes hereof, be deemed to be Non-Election Shares, unless a proper Election is thereafter timely made.
(f)            Any Holder may, at any time during the Election Period, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Old Certificates, or of the guarantee of delivery of such Old Certificates, previously deposited with the Exchange Agent.  All Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the parties that this Agreement has been terminated in accordance with the terms hereof.
(g)            Subject to the terms of this Agreement and the Form of Election, Parent, in the exercise of its reasonable, good faith discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holder with the Election procedures set forth herein, (ii) the method of issuance and delivery of New Certificates representing the whole number of shares of Parent Common Stock into which shares of Company Common Stock are converted in the Merger and (iii) the method of payment of cash for shares of Company Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Parent Common Stock.
2.3            Parent to Make Shares Available.  At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates representing the aggregate Stock Consideration to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.4(a) in exchange for outstanding shares of Company Common Stock, and (b) cash in an amount sufficient to pay (i) the aggregate Cash Consideration payable to holders of Company Common Stock and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.10), being hereinafter referred to as the "Exchange Fund").  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of the Merger Consideration payable to the holders of Old Certificates.  Any interest and other income resulting from such investments shall be paid to Parent.
2.4            Exchange of Shares.
(a)            As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the applicable Merger Consideration pursuant to Article I and that has not theretofore submitted its Old Certificates with a Form of Election, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the Stock Consideration and/or the Cash Consideration which such holder shall have become entitled to receive in accordance with, and subject to, Sections 1.6, 2.1 and 2.2, and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.4(b).  From and after the Effective Time and the completion of the allocation procedures set forth in Section 2.1, upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal or Form of Election, as applicable, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing the Stock Consideration to which such holder of Company Common Stock shall have become entitled to receive in accordance with, and subject to, Sections 1.6, 2.1 and 2.2 and (ii) a check representing the amount of (A) Cash Consideration which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates in accordance with, and subject to, Sections 1.6, 2.1 and 2.2, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the surrendered Old Certificate or Old Certificates pursuant Section 2.4(e) and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on the Cash Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates.  Until surrendered as contemplated by Sections 2.2 and 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the applicable Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.
(b)            No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable after the Closing Date with respect to the Stock Consideration which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.10).
(c)            If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of

Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)            After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.
(e)            Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent.  In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Parent Common Stock on the Nasdaq Stock Market ("Nasdaq") as reported by The Wall Street Journal for the five (5) full trading days ending on the day preceding the Closing Date (the "Parent Share Closing Price") by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5 and subject to Section 2.1.
(f)            Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation.  Any former shareholders of the Company who have not complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock that such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)            Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.4 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.
(h)            If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent or Parent, as applicable, will issue in exchange for such lost, stolen or destroyed Old Certificate the applicable Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF COMPANY
Except (i) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the "Company Disclosure Schedule"); provided that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent that it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Company SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:
3.1            Corporate Organization.
(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended ("BHC Act").  The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company.  As used in this Agreement, the term "Material Adverse Effect" means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles ("GAAP") or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including, without limitation, tax rates) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of Parent, in the case of the Company, or the Company, in the case of Parent; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word "Subsidiary" when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.  True and complete copies of the Amended and Restated Articles of Incorporation of the Company (the "Company Articles") and the Amended and Restated By-Laws of the Company (the "Company Bylaws"), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.
(b)            Each Subsidiary of the Company (a "Company Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Company to pay dividends or distributions except under applicable state law or, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the "FDIC") through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950, as amended) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Company's knowledge, threatened.  Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of all Subsidiaries of the Company as of the date hereof.  There is no person whose results of operations, cash flows, changes in shareholders' equity or financial position are consolidated in the financial statements of the Company other than the Company Subsidiaries.
3.2            Capitalization.
(a)            The authorized capital stock of the Company consists of 2,500,000,000 shares of Company Common Stock, without par value, and 10,000,000 shares of preferred stock of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than (i) 24,292,349.892 shares of Company Common Stock issued and outstanding, which number includes 255,297 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards (assuming achievement of any applicable performance goals at the maximum level), and (ii) no shares of Company Common Stock held in treasury, and (iii) 582,610 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options.  All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote are issued or outstanding.  There are no contractual obligations of the Company or its Subsidiaries pursuant to which the Company or its Subsidiaries could be required to register shares of capital stock or other securities of the Company or its Subsidiaries under the Securities Act.  Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of the Company are issued or outstanding.  Other than the Company Equity Awards issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any shares of Company Common Stock or any other equity interests of the Company.
(b)            There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company.
(c)            Section 3.2(c) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof, specifying, on a holder-by-holder basis, (i) the name of each holder of such Company Equity Award, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, and (vi) the expiration date of each such Company Equity Award that is a Company Stock Option.  Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any of its Subsidiaries) are outstanding.

(d)            The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
3.3            Authority; No Violation.
(a)            The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company.  The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the approval of this Agreement by the affirmative vote of holders of Company Common Stock who are entitled to cast at least a majority of the votes which all holders of Company Common Stock are entitled to cast on the matter (the "Requisite Company Vote"), and the adoption and approval of the Bank Merger Agreement by the board of directors of Company Bank and the Company as its sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the "Enforceability Exceptions")).
(b)            Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Articles or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.
3.4            Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the BHC Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the FDIC, the North Carolina Commissioner of Banks in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority ("FINRA") and the approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the "SEC") of a joint proxy statement in definitive form relating to the meetings of the Company's and Parent's shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the "Joint Proxy Statement"), and of the registration statement on Form S‑4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the "S‑4") and declaration of effectiveness of the S‑4, (f) the filing of the Certificates of Merger with the Delaware Secretary of State pursuant to the DGCL and the North Carolina Secretary pursuant to the NCBCA and the filing of the Bank Merger Certificates, (g) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and (h) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each, a "Governmental Entity") are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As used in this Agreement, "SRO" means (i) any "self regulatory organization" as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.  As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5            Reports.
(a)            The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the OCC, (vi) any foreign regulatory authority and (vii) any SRO (clauses (i) – (vii), collectively, "Regulatory Agencies"), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.  Except for examinations of the Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(b)            An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, since January 1, 2013 (the "Company SEC Reports") is publicly available.  No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Company SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act").  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company SEC Reports.
3.6            Financial Statements.
(a)            The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of the Company and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Dixon Hughes Goodman LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)            Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.
(c)            The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company's outside auditors and the audit committee of the Company's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information, and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.  To the knowledge of the Company, there is no reason to believe that the Company's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)            Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries, nor,  to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.
3.7            Broker's Fees.  Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O'Neill + Partners, L.P. and UBS Securities LLC pursuant to letter agreements, true and complete copies of which have been previously provided to Parent.
3.8            Absence of Certain Changes or Events.
(a)            Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
(b)            Since December 31, 2014, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
3.9            Legal Proceedings.
(a)            Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.
(b)            There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).
3.10            Taxes and Tax Returns.
(a)            Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither the Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return.  All material Taxes of the Company and its Subsidiaries  that are due have been fully and timely paid.  Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of the Company and its Subsidiaries for all years up to and including December 31, 2010 have been examined by the Internal Revenue Service (the "IRS") or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed, in each case, in writing, against the Company or any of its Subsidiaries.  There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.  In the last six (6) years, neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.  The Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).  Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither the Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.  Neither the Company nor any of its Subsidiaries has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).  At no time during the past five (5) years has the Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.  Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date, in the case of (A), (C), (D) and (E), outside of the ordinary course of business.
(b)            As used in this Agreement, the term "Tax" or "Taxes" means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.
(c)            As used in this Agreement, the term "Tax Return" means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11            Employees and Employee Benefit Plans.
(a)            Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of all material Company Benefit Plans.  For purposes of this Agreement, "Company Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries.
(b)            The Company has heretofore made available to Parent true and complete copies of (i) each material Company Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Company Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Company Benefit Plan, (D) the most recently prepared actuarial report for each Company

Benefit Plan (if applicable), and (E) all material correspondence to or from any Governmental Entity received in the last three years with respect to such Company Benefit Plan.
(c)            Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Neither the Company nor any of its Subsidiaries has, within the prior three (3) years, taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.
(d)            Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Company Qualified Plans").  The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Company Qualified Plan or the related trust.  No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.
(e)            With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Company Benefit Plan is in "at-risk" status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the thirty (30)-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the "PBGC") have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.  No Controlled Group Liability with respect to an employee benefit plan that is not a Company Benefit Plan has been incurred by the Company or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company or its ERISA Affiliates of incurring any such liability.  For purposes of this Agreement, "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuing coverage requirements of Section 601 et. seq. of ERISA and Section 4980B of the Code.
(f)            None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.  For purposes of this Agreement, "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
(g)            Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or similar state law.

(h)            All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three (3) years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.

(i)            There are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course of business), lawsuits or arbitrations that have been asserted or instituted, and, to the Company's knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, that could in any case reasonably be likely to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan or any other party.
(j)            None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any of their respective ERISA Affiliates to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA, except as, individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries.
(k)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of Company or any of its Subsidiaries.

Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.
(l)            No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.
(m)            There are no pending or, to the Company's knowledge, threatened material labor grievances or unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Company's knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.
3.12            Compliance with Applicable Law.
(a)            The Company and each of its Subsidiaries hold, and have at all times since December 31, 2012 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, and to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries), but not limited to, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money-laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, none of the Company, or its Subsidiaries, or to the knowledge of the

Company, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of the Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
(b)            Since December 31, 2012, the Company and each of its Subsidiaries has properly administered all accounts for which the Company or any of its Subsidiaries acts as a fiduciary, including accounts for which the Company or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except here the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  Since December 31, 2012, none of the Company or any of its Subsidiaries, or, to the Company's knowledge, any director, officer, or employee of the Company or its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
3.13            Certain Contracts.
(a)            Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Company Benefit Plan (i) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business that is material to the Company and its Subsidiaries, taken as a whole, (iii) with or to a labor union or guild (including any collective bargaining agreement) or (iv) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or its Subsidiaries, taken as a whole.  Each contract, arrangement, commitment or understanding of the type described in this Section

3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a "Company Contract," and neither the Company nor any of its Subsidiaries knows of, or has received written, or to the Company's knowledge, oral notice of, any violation of the above by any of the other parties thereto which would reasonably be likely to have a Material Adverse Effect on the Company.  The Company has delivered to Parent complete and correct copies of all Company Contracts, Company Benefit Plans and other documents identified on the Company Disclosure Schedule.
(b)            In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company:  (i)  each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the Company's knowledge, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.
3.14            Agreements with Regulatory Agencies.  Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a "Company Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised in writing or, to the Company's knowledge, orally, since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
3.15            Risk Management Instruments.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries (the "Company Risk Management Instruments" ), were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions) and are in full force and effect.  The Company and each of its Subsidiaries has duly performed in all material respects all of their material obligations under the Company Risk Management Instruments to the extent that such obligations to perform have accrued, and, to the

Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party under the Company Risk Management Instruments.
3.16            Environmental Matters.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance, and at all times since January 1, 2013 have complied, with all applicable federal, state and local laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, "Environmental Laws").  There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of the Company, investigations of any Governmental Entity or other person pending, or, to the knowledge of the Company, threatened against the Company of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against the Company, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.  To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or investigation.  The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any Governmental Entity or third party imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.
3.17            Investment Securities and Commodities.
(a)            Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Company SEC Reports and (ii) to the extent that such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries.  Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.
(b)            The Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2013, been in compliance with such policies, practices and procedures in all material respects.
3.18            Real Property.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or a Company Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the "Company Owned Properties"), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the "Company Leased Properties" and, collectively with the Company Owned Properties, the "Company Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company's knowledge, the lessor.  There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property.
3.19            Intellectual Property.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) no person has asserted to the Company in writing that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries; (iv) neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary; (v) to the knowledge of the Company, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries; and (vi) the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all material Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries.  For purposes of this Agreement, "Intellectual Property" means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.20            Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or "executive officer" (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
3.21            State Takeover Laws.  The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby The North Carolina Shareholder Protection Act (NCBCA Art. 9) and The North Carolina Control Share Acquisition Act (NCBCA Art. 9A) and any similar "moratorium," "control share," "fair price," "takeover" or "interested shareholder" law (any such laws, "Takeover Statutes").
3.22            Reorganization.  The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
3.23            Opinion.  Prior to the execution of this Agreement, the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from Sandler O'Neill + Partners, L.P. , to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock.  Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.
3.24            Company Information.  The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting (as defined in Section 6.3), (b) the S‑4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Joint Proxy Statement, the S‑4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Joint Proxy Statement or the S‑4.

3.25            Loan Portfolio.
(a)            As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, "Loans") in which the Company or any Subsidiary of the Company is a creditor which as of September 30, 2015, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of September 30, 2015, over ninety (90) days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of the Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215).  Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of the Company and its Subsidiaries that, as of September 30, 2015 had an outstanding balance of $1,000,000 or more and were either classified by the Company (A)  as of September 30, 2015 as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, or (B) on or after January 1, 2013 as "Loss," in all cases together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of September 30, 2015.
(b)            Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of the Company and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)            Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, each outstanding Loan of the Company and its Subsidiaries (including Loans held for resale to investors) solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
(d)            None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.
(e)            There are no outstanding Loans made by the Company or any of its Subsidiaries to any "executive officer" or other "insider" (as each such term is defined in

Regulation O promulgated by the Federal Reserve Board) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.
(f)            Neither the Company nor any of its Subsidiaries is now nor has it ever been since December 31, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.
3.26            Insurance.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company:  (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and neither the Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
3.27            No Other Representations or Warranties.
(a)            Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties.
(b)            The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF PARENT
Except (a) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the "Parent Disclosure Schedule"); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (A) any other section of this Article IV specifically referenced or cross-referenced and (B) other sections of this Article IV to the extent that it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading "Risk Factors," or disclosures of risks set forth in any "forward-looking statements" disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:
4.1            Corporate Organization.
(a)            Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act that has elected to be treated as financial holding company under the BHC Act.  Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.  True and complete copies of the Parent Articles and Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.
(b)            Each Subsidiary of Parent (a "Parent Subsidiary") (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Parent to pay dividends or distributions except under applicable state law or, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Parent's knowledge, threatened.
4.2            Capitalization.
(a)            The authorized capital stock of Parent consists of 200,000,000 shares of Class A Voting Common Stock, par value $0.01 per share, of Parent (the "Parent Common Stock"), 200,000,000 shares of Parent Class B Common Stock, and 50,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of preferred stock are issued or outstanding. As of the date of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 37,011,717 shares of Parent Common Stock issued and 27,005,829 shares of Parent Common Stock outstanding, (ii) 10,005,888 shares of Parent Common Stock held in treasury, (iii) 3,075,410 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under a Parent Stock Plan, (iv) 576,243 shares of Parent Common Stock issued and subsequently cancelled in net settlements for income tax withholding upon the vesting of restricted shares granted under a Parent Stock Plan, (v) 2,616,956 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Stock Plans, (vi) 18,327,190 shares of Parent Class B Common Stock issued and 16,553,429 shares of Parent Class B Common Stock outstanding and (vii) 1,773,761 shares of Parent Class B Common Stock held in treasury. As used herein, the "Parent Stock Plans" means all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock and Parent Class B Common Stock granted by Parent under the inducement grant exception.  All of the issued and outstanding shares of Parent Common Stock and Parent Class B Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote are issued or outstanding.  Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Parent are issued or outstanding. Other than equity awards granted under a Parent Stock Plan, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
(b)            There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.
(c)            Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Parent Bank, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Parent Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.
4.3            Authority; No Violation.
(a)            Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent.  The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its shareholders and has directed that this Agreement and the transactions contemplated thereby be submitted to Parent's shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for (i) the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock (the "Requisite Parent Vote") and (ii) the approval of the issuance of shares of Parent Common Stock in connection with the Merger as contemplated by this Agreement by a vote of the majority of votes cast at the Parent Meeting (as defined in Section 6.3), no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of Parent Common Stock to be issued in the Merger (subject to the adoption of the Merger Agreement by the holders of Parent Common Stock) have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.
(b)            Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.
4.4            Consents and Approvals.  Except for (a) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (b) the filing of applications, filings and notices, as applicable, with the FDIC and the North Carolina Commissioner of Banks in connection with the Bank Merger, including under the Bank Merger Act, and the approval of such applications, filings and notices, (c) the filing of any required applications, filings or notices, as applicable, with FINRA and the approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the Company Disclosure Schedule or Section 4.4 of the Parent Disclosure Schedule and the approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and the S‑4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S‑4, (f) the filing of the Certificates of Merger with the Delaware Secretary of State pursuant to the DGCL and the North Carolina Secretary pursuant to the NCBCA, and the filing of the Bank Merger Certificates, (g) the filing of any notices or other filings under the HSR Act and (h) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on Nasdaq, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.
4.5            Reports.
(a)            Parent and each of its Subsidiaries have timely filed (or furnished, as applicable), all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent.  Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.  There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
(b)            An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2013 (the "Parent SEC Reports") is publicly available.  No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.
4.6            Financial Statements.
(a)            The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders' equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Parent and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  PricewaterhouseCoopers LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)            Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (including any notes thereto) and incurred in the ordinary course of business consistent with past practice since September 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.
(c)            The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.  Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent's outside auditors and the audit committee of Parent's Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.  To the knowledge of Parent, there is no reason to believe that Parent's outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)            Since January 1, 2013, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.
4.7            Taxes.
(a)            Each of the Parent and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither the Parent nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return.  All material Taxes of the Parent and its Subsidiaries that are due have been fully and timely paid.  No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed, in each case, in writing, against the Parent or any of its Subsidiaries.  There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of the Parent and its Subsidiaries or the assets of the Parent and its Subsidiaries.  There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of the Parent or any of its Subsidiaries.  Neither the Parent nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

4.8            Broker's Fees.  Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than Evercore Group LLC.
4.9            Absence of Certain Changes or Events.
(a)            Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.
(b)            Since December 31, 2014, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.
4.10            Legal Proceedings.
(a)            Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or, to Parent's knowledge, any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, or (ii) of a material nature challenging the validity or propriety of this Agreement.
(b)            There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).
4.11            Compliance with Applicable Law.  Parent and each of its Subsidiaries hold, and have at all times since December 31, 2012 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, and to the knowledge of Parent, no suspension or cancellation or any such necessary license, franchise, permit or authorization is threatened.  Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries, including (to the extent applicable to Parent or its Subsidiaries), but not limited to, all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund

Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, none of Parent, or its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.
4.12            Certain Contracts.
(a)            Each contract, arrangement, commitment or understanding (whether written or oral) which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a "Parent Contract"), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.
(b)            In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i)  each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, (iii) to Parent's knowledge, each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time, or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.13            Employees and Employee Benefit Plans.
(a)            For purposes of this Agreement, "Parent Benefit Plans" means all employee benefit plans (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Parent or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Parent or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.
(b)            Each Parent Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.
(c)            The IRS has issued a favorable determination letter with respect to each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Parent Qualified Plans") and the related trust, and, to the knowledge of Parent, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Parent Qualified Plan or the related trust.
(d)            With respect to each Parent Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code:  (i) no such Parent Benefit Plan is in "at-risk" status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Parent or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Parent Benefit Plan.  No Controlled Group Liability has been incurred by Parent or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Parent, no condition exists that presents a material risk to Parent or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Parent and its Subsidiaries.
(e)            None of the Parent, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.
(f)            Neither Parent nor any of its Subsidiaries sponsors any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code or similar state law or continuation of welfare benefits for a period of no longer than three (3) years pursuant to severance arrangements.
(g)            All contributions required to be made to any Parent Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Parent Benefit Plan, for any period in the prior three (3) years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Parent, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Parent and its Subsidiaries.
(h)            There are no pending or, to Parent's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Parent's knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Parent Benefit Plans, any fiduciaries thereof with respect to their duties to the Parent Benefit Plans or the assets of any of the trusts under any of the Parent Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Parent and its Subsidiaries.
(i)            There are no pending or, to the knowledge of Parent, threatened material labor grievances or unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes or other material labor disputes against Parent or any of its Subsidiaries.  Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Parent or any of its Subsidiaries and, to the knowledge of Parent, there are no organizing efforts by any union or other group seeking to represent any employees of Parent and its Subsidiaries.
4.14            Agreements with Regulatory Agencies.  Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a "Parent Regulatory Agreement"), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent's knowledge, orally, since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Parent Regulatory Agreement.
4.15            Information Technology.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.
4.16            Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current director or "executive officer" (as defined in Rule 3b-7 under the

Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Parent Common Stock (or any of such person's immediate family members or affiliates) (other than Subsidiaries of Parent), on the other hand, of the type required to be reported in any Parent SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.
4.17            Reorganization.  Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.
4.18            Risk Management Instruments.  Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Parent, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Parent, any of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries (the "Parent Risk Management Instruments" ), were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions) and are in full force and effect.  Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations under the Parent Risk Management Instruments to the extent that such obligations to perform have accrued, and, to Parent's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party under the Parent Risk Management Instruments.
4.19            Parent Information.  The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Parent Common Stock or at the time of the Parent Meeting (as defined in Section 6.3), (b) the S‑4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Joint Proxy Statement, the S‑4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The portions of the Joint Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Joint Proxy Statement or the S‑4.
4.20            Financing.  Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.21            No Other Representations or Warranties.
(a)            Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties.
(b)            Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.
ARTICLE V

 COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1            Conduct of Business of the Company and Parent Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent (or the Company, in the case of clause (b) below, as applicable) (such consent not to be unreasonably withheld, conditioned or delayed), (a) the Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (b) each of Parent and the Company shall and shall cause their respective Subsidiaries to take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.
5.2            Company Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):
(a)            other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries)or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Subsidiary of the Company);
(b)            adjust, split, combine or reclassify any capital stock; make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any other securities or obligations convertible

(whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (i) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (ii) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options, the vesting of Company Restricted Stock Awards or the warrant to purchase 22,071.43 shares of Company Common Stock dated May 28, 2015 or the vesting or settlement of Company Equity Awards, if any, in each case, in accordance with past practice and the terms of the applicable award agreements, or (iii) required dividends on the common stock of any Company Subsidiary);
(c)            grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire shares of its capital stock;
(d)            issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case, that are outstanding on the date hereof in accordance with past practice and the terms of the applicable award agreements;
(e)            sell, transfer, mortgage, encumber or otherwise dispose of any of its properties, business or assets (other than sales of other real estate owned (i) for properties with a book value of less than $100,000, in the ordinary course of business and in accordance with Company policies and (ii) for properties with a book value of $100,00 or more, where each such sale would result in the Company or its Subsidiaries realizing net proceeds of not less than 95% of the book value of such property) to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;
(f)            except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise) any other person or business or any material assets, deposits or properties of any other person, or (ii) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, in each case, other than in a wholly owned Subsidiary of the Company;
(g)            (i) terminate, materially amend or waive any material provision of, any Company Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

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(h)            except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any Company Benefit Plan (or any employee benefit plan that would be a Company Benefit Plan if in effect on the date hereof), (ii) amend any Company Benefit Plan, other than amendments in the ordinary course of business consistent with past practice that do not increase the cost to the Company of maintaining such Company Benefit Plan, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer, employee or independent contractor or consultant (who is a natural person) whose annual base compensation is greater than $150,000, other than for cause, or (ix) hire any officer, employee, independent contractor or consultant (who is a natural person) whose annual base compensation is greater than $150,000;
(i)            settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $100,000 individually or $250,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;
(j)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code;
(k)            amend the Company Articles, Company Bylaws or comparable governing documents of its Subsidiaries;
(l)            merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;
(m)            materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity or requested by a Governmental Entity;
(n)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;
(o)            (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit either (A) outside of the ordinary course of business consistent with past practice and the Company's approved internal underwriting policies or (B) involving a total credit relationship of more than $15,000,000 with a single borrower and its affiliates; provided that any consent from Parent sought pursuant to this clause (p)(ii) shall be given within two (2) business days after the relevant loan package is provided to Parent;
(p)            make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;
(q)            make, or commit to make, any capital expenditures in excess of $250,000 in the aggregate, other than as disclosed in the Company's capital expenditure budget set forth in Section 5.2(q) of the Company Disclosure Schedules;
(r)            make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;
(s)            make an application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell, any branch office, except to the extent required to obtain any Requisite Regulatory Approvals;
(t)            materially reduce the amount of insurance coverage or fail to renew any material existing insurance policies;
(u)            amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any material permits;
(v)            knowingly take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of the Company or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or by the Bank Merger Agreement or to perform its covenants and agreements under this Agreement or the Bank Merger Agreement or to consummate the transactions contemplated hereby or thereby; or
(w)            agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
5.3            Parent Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed):
(a)            amend the Parent Articles or the Parent Bylaws in a manner that would materially and adversely affect economic benefits of the Merger to the holders of Company Common Stock, or adversely affect the holders of Company Common Stock relative to other holders of Parent Common Stock;
(b)            adjust, split, combine or reclassify any capital stock of Parent;
(c)            make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Parent, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to prevent, materially impede or materially delay the ability of Parent, the Company or their respective Subsidiaries to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to consummate the transactions contemplated hereby;
(d)            merge or consolidate itself or any of its material Subsidiaries with any other person where it or its material Subsidiary, as applicable, is not the surviving person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its material Subsidiaries, in any such case where such action is reasonably likely to prevent, materially impede or materially delay the ability of Parent, the Company or their respective Subsidiaries to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to consummate the transactions contemplated hereby;
(e)            take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code; or
(f)            agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.
ARTICLE VI

 ADDITIONAL AGREEMENTS
6.1            Regulatory Matters.
(a)            Parent and the Company shall promptly prepare and file with the SEC, no later than thirty (30) business days after of the date of this Agreement, the Joint Proxy Statement and Parent shall promptly prepare and file with the SEC the S‑4, in which the Joint Proxy Statement will be included as a prospectus.  Each of Parent and the Company shall use its reasonable best efforts to have the S‑4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company and Parent shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.  The parties shall cooperate with each other in connection with the preparation and filing of the Joint Proxy Statement, including the furnishing of any information as promptly as reasonably practicable.
(b)            The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.
Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) business days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals.  Parent and the Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable.  The parties shall cooperate with each other in connection therewith (including the furnishing of any information as promptly as reasonably practicable and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals).  Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.
(c)            In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and

(ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, the Company and their respective Subsidiaries.  Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or the Company or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 6.1 that, individually or in the aggregate, would reasonably be likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (a "Materially Burdensome Regulatory Condition").
(d)            Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S‑4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
(e)            Parent and the Company shall promptly, but in no event later than one (1) business day thereafter, advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.
6.2            Access to Information.
(a)            Upon reasonable notice and subject to applicable laws and regulations, including those applicable to confidential and supervisory information, each of Parent and the Company, for the purposes of verifying the representations and warranties of the other, discussing the continued employment of members of Company's management and preparing for the Merger (including planning for the integration of the operations of Company and Parent) and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall reasonably cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and the Company shall, and shall cause its respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as such party may reasonably request.  Each party shall use commercially reasonable efforts to minimize any interference with the other party's regular business operations during any such access.  Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Parent or the Company, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)            Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party's Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 1, 2015, between Parent and the Company (the "Confidentiality Agreement").
(c)            No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.
6.3            Shareholders' Approval.
(a)            Each of the Company and Parent shall take, in accordance with applicable law and the applicable bylaws and charter, all action necessary to convene a meeting of its shareholders (the "Company Meeting" and the "Parent Meeting") to be held as soon as reasonably practicable after the S‑4 is declared effective for the purpose of obtaining the Requisite Company Vote and the Requisite Parent Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.  The Board of Directors of each of the Company and Parent shall use its reasonable best efforts to obtain from the shareholders of the Company and Parent, as the case may be, the Requisite Company Vote, in the case of the Company, and the Requisite Parent Vote, in the case of Parent, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of the Company or Parent, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it could reasonably be expected to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may submit this Agreement to its shareholders without recommendation, or may change its recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation or change in its recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least four (4) business days' prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event that such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it nevertheless could reasonably be expected to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.
(b)            The Company or Parent shall adjourn or postpone the Company Meeting or the Parent Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting the Company or Parent, as the case may be, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote or the Requisite Parent Vote.  The Company and the Parent shall only be required to adjourn or postpone the Company Meeting or the Parent Meeting, as applicable, and as requested by the other party for one or more periods of up to twenty days each, twice pursuant to this Section 6.3(b).  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the Company Meeting and the Parent Meeting shall be convened and this Agreement shall be submitted to the shareholders of the Company and Parent at the Company Meeting and Parent Meeting, respectively, for the purpose of voting on the approval and adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either the Company or Parent of such obligation.
6.4            Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.
6.5            Stock Exchange Listing.  Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.6            Employee Benefit Plans.
(a)            During the period commencing at the Effective Time and ending on the first (1st) anniversary of the Closing Date, Parent shall cause the Surviving Corporation to provide continuing employees of the Company and its Subsidiaries with (i) annual base salary or wages that are no less than the annual base salary or wages in effect immediately prior to the Effective Time, and (ii) other compensation opportunities and employee benefits that are substantially comparable in the aggregate to those provided to similarly situated employees of Parent and its Subsidiaries; provided that Parent may satisfy its obligation under this Section 6.6(a)(ii) for a transitional period by providing such compensation and employee benefits on terms that are substantially similar in the aggregate to those provided by the Company and its Subsidiaries immediately prior to the Effective Time.  Without limiting the immediately preceding sentence, Parent shall cause the Surviving Corporation to provide, subject to execution (and non-revocation) by the applicable employee of a release of claims in a form reasonably satisfactory to Parent, to each continuing employee of the Company and its Subsidiaries whose employment is terminated by Parent and its Subsidiaries without "cause" during the period commencing on the Closing Date and ending on the first (1st) anniversary of the Closing Date with  severance benefits that are not less favorable than the severance benefits that would have been paid or provided to such continuing employee under the Company's severance benefit plan or program identified in Section 6.6(a) of the Company Disclosure Schedule as in effect immediately prior to the date hereof.
(b)            With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of the Company or its Subsidiaries become eligible to participate on or after the Effective Time (the "New Plans"), Parent shall or shall cause the Surviving Corporation to use commercially reasonable efforts to:  (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent that such preexisting conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent that it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.
(c)            The Surviving Corporation agrees to assume and honor all Company Benefit Plans in accordance with their terms as of the date hereof, it being understood that this sentence shall not be construed to limit the ability of the Surviving Corporation or any of its Affiliates to amend or terminate any Company Benefit Plan to the extent that such amendment or termination is permitted by the terms of the applicable plan.  Parent hereby acknowledges and agrees that a "change in control" (or similar phrase) within the meaning of the Company Benefit Plans identified in Section 3.11(k) of the Company Disclosure Schedule will occur at the Effective Time.
(d)            If requested by Parent in writing at least twenty (20) business days prior to the Effective Time, the Company shall cause any 401(k) plan sponsored or maintained by the Company (each, a "Company 401(k) Plan") to be terminated effective as of the day immediately prior to the Closing Date and subject to the occurrence of the Closing.  If Parent requests that any Company 401(k) Plan be terminated, (i) the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two (2) business days prior to the Closing Date, (ii) the continuing employees of the Company and its Subsidiaries shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (a "Parent 401(k) Plan"), and (iii) Parent and the Company shall take any and all actions as may be required, including amendments to any Company 401(k) Plan and/or Parent 401(k) Plan, to permit the continuing employees of the Company and its Subsidiaries who are then actively employed to make rollover contributions to the Parent 401(k) Plan of "eligible rollover distributions" (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), or a combination thereof.
(e)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, New Plan or any other employee benefit plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other employee benefit plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.6.
6.7            Indemnification; Directors' and Officers' Insurance.
(a)            From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of the Company and its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under Company Benefit Plans (in each case, when acting in such capacity) (collectively, the "Company Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer, employee or fiduciary of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the consummation of the transactions contemplated by this Agreement; and Parent and the Surviving Corporation shall also advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.
(b)            For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of two hundred and fifty percent (250%) of the aggregate annual premium paid as of the date hereof by the Company for such insurance (the "Premium Cap"), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, the Company, in consultation with Parent, may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year "tail" policy under the Company's existing directors' and officers' insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the total of the annual Premium Caps.  If the Company purchases such a "tail" policy, Parent or the Surviving Corporation shall maintain such "tail" policy in full force and effect and continue to honor its obligations thereunder.
(c)            The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each the Company Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.
(d)            The obligations of the Surviving Corporation, Parent and the Company under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party.

6.8            Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.
6.9            Advice of Changes.  Parent and the Company shall each promptly advise the other party of any fact, change, event or circumstance known to it (a) that has had or is reasonably likely to have a Material Adverse Effect on it or (b) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.
6.10            Dividends.  After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.
6.11            Board Appointments. Parent shall take all appropriate action so that, as of the Effective Time, the number of directors constituting the Board of Directors of Parent and Parent Bank shall be increased by two, and two individuals, one of whom will be selected by Parent, in consultation with the Company, from the current directors of the Company and one of whom will be selected by Oak Hill Capital Partners, shall be appointed as directors of Parent.  Such directors shall serve in such roles subject to the policies of Parent generally applicable to the Board of Directors.
6.12            Acquisition Proposals.
(a)            The Company shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, "Representatives") not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided that, prior to receipt of the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries' Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions could reasonably be expected to result in a violation of its fiduciary duties under applicable law;  provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have provided such information to Parent, and shall have entered into a confidentiality agreement with such third party on terms not materially less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with the Company.  The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent, with respect to any Acquisition Proposal.  The Company will promptly (and in any event within one (1) business day) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within one (1) business day) advise Parent of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  The Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  Unless this Agreement has been terminated in accordance with its terms, the Company shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12(a)) relating to any Acquisition Proposal).  As used in this Agreement, "Acquisition Proposal" shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of the Company and its Subsidiaries or twenty-five (25%) or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five (25%) or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five (25%) or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five (25%) or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five (25%) or more of the consolidated assets of the Company, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.
(b)            Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13            Public Announcements.  The Company and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, the Company and Parent agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.
6.14            Change of Method.  Parent may at any time change the method of effecting the Merger and the Bank Merger (including by providing for the merger of the Company with a wholly owned Subsidiary of Parent) if and to the extent requested by Parent, and the Company agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to the Company's shareholders or (iii) be reasonably likely to cause the Closing to be prevented or materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.
6.15            Takeover Statutes.  Neither Parent nor the Company shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each of Parent and the Company shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
6.16            Exemption from Liability Under Section 16(b).  The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the "Company Insiders"), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.16.  The Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause any dispositions of Company Common Stock or Company Equity Awards pursuant to the transactions contemplated by this Agreement and by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.17            Litigation and Claims.  Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement, the Bank Merger Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.  The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).
6.18            Assumption of Company Debt.  Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Company's obligations in respect of its outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.  Immediately after the Effective Time, Parent agrees to pay the outstanding debt of the Company set forth on Section 3.2(d) of the Company Disclosure Schedule.
6.19            No Control of Other Party's Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE VII

 CONDITIONS PRECEDENT
7.1            Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)            Shareholder Approval.  This Agreement shall have been adopted by the shareholders of the Company by the Requisite Company Vote and by the shareholders of Parent by the Requisite Parent Vote.
(b)            Nasdaq Listing.  The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on Nasdaq, subject to official notice of issuance.
(c)            S‑4.  The S‑4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S‑4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.
(d)            No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or the Bank Merger shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger  or the Bank Merger.
(e)            Regulatory Approval.  (i) All regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the FDIC, the North Carolina Commissioner of Banks and under the HSR Act and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the Merger and the Bank Merger and those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the "Requisite Regulatory Approvals"), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.
7.2            Conditions to Obligations of Parent.  The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:
(a)            Representations and Warranties.  The representations and warranties of the Company set forth in Sections 3.2(a), and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of the Company set forth in Sections 3.1(a), 3.1(b) (solely insofar as it applies to Company Bank or as set forth in the last two sentences), 3.2(b), and 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company or the Surviving Corporation.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.
(b)            Performance of Obligations of the Company.  The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.
(c)            Federal Tax Opinion.  Parent shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.
7.3            Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:
(a)            Representations and Warranties.  The representations and warranties of Parent set forth in Sections 4.2(a) and 4.9(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1(a), 4.1(b) (solely insofar as it applies to Parent Bank or as set forth in the last two sentences), 4.2(b) and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent that such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent.  The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.
(b)            Performance of Obligations of Parent.  Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.
(c)            Federal Tax Opinion.  The Company shall have received the opinion of Arnold & Porter LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.
ARTICLE VIII

 TERMINATION AND AMENDMENT
8.1            Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of the Company:
(a)            by mutual consent of Parent and the Company in a written instrument;
(b)            by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)            by either Parent or the Company if the Merger shall not have been consummated on or before the first (1st) anniversary of the date of this Agreement (the "Termination Date"), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;
(d)            by either Parent or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured by the earlier of the Termination Date and the date that is forty-five (45) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period;
(e)            by Parent, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely qualifies or modifies (or discloses its intention to withdraw or materially and adversely qualify or modify) its recommendation as contemplated by Section 6.3(a), or recommends to its shareholders (or fails to recommend against) an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or Section 6.12; or (ii) a tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10)-business day period specified in Rule 14e-2(a) under the Exchange Act;
(f)            by the Company, if prior to such time as the Requisite Parent Vote is obtained, Parent or the Board of Directors of Parent submits this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely qualifies or modifies (or discloses its intention to withdraw or materially and adversely qualify or modify) its recommendation as contemplated by Section 6.3(a); or
(g)            by Parent or Company, if the Requisite Company Vote is not obtained at the Company Meeting or the Requisite Parent Vote is not obtained at the Parent Meeting, in each case after any adjournments required by Section 6.3 of the Agreement.
The party desiring to terminate this Agreement pursuant to clause (b), (c), (d), (e), (f) or (g) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.
8.2            Effect of Termination.
(a)            In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement (which, in the case of the Company, shall include the loss to the holders of Company Common Stock of the economic benefits of the Merger, including the loss of the premium offered to the shareholders of the Company).
(b)         (i)            In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of the Company or shall have been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to the Company and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or pursuant to Section 8.1(g) (other than in the case of a termination as a result of the failure to obtain the Parent Requisite Vote either (I) by the Company if the Requisite Company Vote has then been obtained or (II) by Parent) or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is twelve (12) months after the date of such termination, the Company either (x) enters into a definitive agreement or (y) consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date that it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $14,000,000 (the "Termination Fee"); provided that, for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to "25%" shall instead refer to "50%."
(ii)        In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event, within three (3) business days thereafter).
(c)            In the event that this Agreement is terminated by the Company pursuant to Section 8.1(f), then Parent shall pay the Company, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event, within three (3) business days thereafter).

(d)            Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by either party under this Section 8.2 shall be equal to the Termination Fee.
(e)            For the avoidance of doubt, the Company or Parent, as applicable, shall not be required to pay the Termination Fee on more than one occasion.  The parties agree that, upon termination of this Agreement under circumstances where the Termination Fee is payable to it and such Termination Fee is paid in full, the party who received the Termination Fee shall be precluded from any other remedy against the other party in connection with this Agreement or the transactions contemplated hereby, at law or in equity or otherwise, and it shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other party or any of the other party's Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or affiliates or their respective representatives in connection with this Agreement or the transactions contemplated hereby.
(f)            Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, the non-paying party shall pay the reasonable costs and expenses of the other party (including reasonable attorneys' fees and expenses) in connection with such suit.  In addition, if the Company or Parent, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the "prime rate" (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.  The amounts payable by the Company and Parent pursuant to Sections 8.2(b) and 8.2(c) constitute liquidated damages and not a penalty, and, except in the case of fraud or willful misconduct, shall be the sole monetary remedy of the non-paying party in the event of a termination of this Agreement specified in such sections.
ARTICLE IX

 GENERAL PROVISIONS
9.1            Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2            Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of the Company; provided, however, that after the adoption of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.
9.3            Extension; Waiver.  At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after the approval of this Agreement by the shareholders of the Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.4            Expenses.  Except (a) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and the Company, (b) with respect to costs and expenses of all filing and other fees in connection with any filing under the HSR Act, which shall be borne by Parent and (c) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
9.5            Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon confirmation of receipt, or if by email so long as such email states that it is a notice delivered pursuant to this Section 9.5 and a duplicate copy of such email is promptly given by one of the other methods described in this Section 9.5, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                 if to the Company, to:
CommunityOne Bancorp
1017 E. Morehead Street
Charlotte, NC  28204
Attention:  Beth S. DeSimone
Facsimile:  (980) 819-6294
With a copy (which shall not constitute notice) to:
Arnold & Porter LLP
601 Massachusetts Ave, N.W.
Washington, D.C.  20001
Attention:  Paul Freshour
Facsimile:  (202) 942-5999
and
(b)                 if to Parent, to:
Capital Bank Financial Corp
121 Alhambra Plaza Suite 1601
Coral Gables, FL  33134
Attention:  Christopher G. Marshall
Facsimile:  (704) 964-2442
With a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY  10019
Attention:  David E. Shapiro and Mark F. Veblen
Facsimile:  (212) 403-2000
9.6            Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  References to "the date hereof" shall mean the date of this Agreement.  As used in this Agreement, the "knowledge" of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the "knowledge" of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule.  As used herein, (a) "business day" means any day other than a

Saturday, a Sunday or a day on which banks in New York, New York or Raleigh, North Carolina are authorized by law or executive order to be closed, (b) the term "person" means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an "affiliate" of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (d) the term "made available" means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.  The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to "dollars" or "$" in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.
9.7            Counterparts.  This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
9.8            Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
9.9            Governing Law; Jurisdiction.
(a)            This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law (except that matters relating to the fiduciary duties of the Board of Directors of the Company shall be subject to the laws of the State of North Carolina).
(b)            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the "Chosen Courts"), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10            Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT

IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11            Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heir and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12            Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties' obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13            Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14            Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e‑mail delivery of a ".pdf" format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e‑mail delivery of a ".pdf" format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e‑mail delivery of a ".pdf" format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
CAPITAL BANK FINANCIAL CORP.

By:	/s/ R. Eugene Taylor
Name: R. Eugene Taylor
Title: Chairman and Chief Executive Officer

COMMUNITYONE BANCORP

By:	/s/ Robert L. Reid
Name: Robert L. Reid
Title: Chief Executive Officer and President

 [Signature Page to Agreement and Plan of Merger]